     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 2004
================================================================================

                          REGISTRATION NO. 333-________
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       ENDEAVOUR INTERNATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             Nevada                                       88-0448389
 (State or Other jurisdiction of            (I.R.S. Employer Identification No.)
  Incorporation or Organization)

                  1001 FANNIN, SUITE 1700, HOUSTON, TEXAS 77002
                    (Address of Principal Executive Offices)

ENDEAVOUR INTERNATIONAL CORPORATION (F/K/A CONTINENTAL SOUTHERN RESOURCES, INC.)
         2004 INCENTIVE PLAN NON-PLAN RESTRICTED STOCK AWARD AGREEMENTS
                            (Full Title of the Plans)

                                  H. DON TEAGUE
                            EXECUTIVE VICE PRESIDENT
                       ENDEAVOUR INTERNATIONAL CORPORATION
                             1001 FANNIN, SUITE 1700
                              HOUSTON, TEXAS 77002
                                 (713) 307-8700
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:
                                  CHRIS FERAZZI
                             PORTER & HEDGES, L.L.P.
                         700 LOUISIANA, SUITE 77002-2764
                                 (713) 226-0600

                                      CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
                                                               PROPOSED
                                                                MAXIMUM         PROPOSED
                                                AMOUNT         OFFERING         MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE          TO BE         PRICE PER        AGGREGATE       REGISTRATION
REGISTERED                                   REGISTERED(1)       SHARE       OFFERING PRICE         FEE
----------------------------------------     -------------     ---------     --------------     ------------
Common Stock, par value $0.001 per share      6,628,750         $3.34(2)     $22,140,025(2)       $2,805.14
Common Stock, par value $0.001 per share      1,857,500(3)      $2.00(3)      $3,715,000(3)         $470.69
Common Stock, par value $0.001 per share         20,000(3)      $3.78(3)         $75,600(3)           $9.58
Common Stock, par value $0.001 per share         25,000(3)      $3.15(3)         $78,750(3)           $9.98
                                             =============     =========     ==============     ===========
Total                                         8,531,250           N/A        $26,009,375             $3,296

(1) Pursuant to Rule 416 under the Securities Act of 1933, the number of shares registered hereby shall also be deemed to include such indeterminate number of additional shares of common stock that may be issued or have been issued upon exercise of the options solely as a result of provisions to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933 based on the average of the high and low sale prices for the common stock on the American Stock Exchange on October 5, 2004.

(3) These shares represent shares of common stock issuable upon exercise of certain outstanding options of the Registrant held by certain selling stockholders and, pursuant to rule 457(h), the proposed maximum offering price and the proposed maximum aggregate offering price are estimated on the basis of the per share exercise price of each of such options solely for purposes of calculating the registration fee.

================================================================================

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                        8,531,250 SHARES OF COMMON STOCK

                       ENDEAVOUR INTERNATIONAL CORPORATION

                   (ENDEAVOUR INTERNATIONAL CORPORATION LOGO)

This prospectus relates to the offer and sale from time to time of up to 8,531,250 shares (the "Shares") of our common stock by the selling stockholders named in this prospectus. The Shares include 836,875 shares of our restricted common stock granted under the Endeavour International Corporation (f/k/a Continental Southern Resources, Inc.) 2004 Incentive Plan (the "Plan"), 28,051 shares of common stock issued to our non-employee directors under the Plan in lieu of compensation for services as a director, 1,760,000 shares of our common stock underlying stock options granted under the Plan, 2,331,250 shares of our restricted common stock issued pursuant to certain non-plan restricted stock award agreements, and 3,575,074 shares of our common stock that may subsequently be issued to our affiliates pursuant to future grants under the Plan. The selling stockholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at other negotiated prices. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is traded on the American Stock Exchange under the symbol "END." On October 5, 2004, the closing price for our common stock was $3.38.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is October 6, 2004.

                               TABLE OF CONTENTS

                                                                                                     Page
                                                                                                    Number
                                                                                                    ------
The Company..............................................................................................1
Preliminary Note and Cautionary Statement Regarding Forward-Looking Statements...........................2
Where You Can Find More Information......................................................................3
Incorporation of Certain Documents by Reference..........................................................3
Risk Factors.............................................................................................4
Use of Proceeds.........................................................................................13
The Selling Stockholders................................................................................13
Plan of Distribution....................................................................................17
Legal Matters...........................................................................................20
Experts.................................................................................................20

                                   THE COMPANY

The Company is an oil and gas exploration company whose principal activities are in the North Sea, primarily in the United Kingdom but also including Norway and the Netherlands.

On February 26, 2004, we completed a series of mutually interdependent transactions that transformed the nature and scope of our business. Prior to that time, we had no technical exploration and production staff and had no involvement with the North Sea. As of February 26, 2004, we installed an entirely new management team, and built a staff of experienced geologists and geophysicists to develop opportunities utilizing a significant seismic data base in the North Sea. At the same time, we implemented a strategy to divest our interests in United States oil and gas properties, and this strategy has now been carried out with the sale of all such interests. Since February 2004, our principal focus has been pursuing opportunities in the North Sea.

During the second quarter of 2004, we participated in the 22nd licensing round in the United Kingdom in a significant manner. Acting alone and with others, we submitted eight applications covering 21 blocks. Four of these applications were promote applications and four were traditional applications. In September 2004, the UK Department of Trade and Industry awarded our subsidiary, Endeavour Energy UK Limited, nine production licenses covering 18 blocks in the 22nd licensing round. Endeavour Energy will serve as operator of five production licenses located in the Central North Sea in the following blocks with the respective percentage equity ownership indicated parenthetically below:

   o  Blocks 21/11c and 20/15b (100% equity);
   o  Block 21/20c (100% equity);
   o  Block 22/24e (60% equity);
   o  Block 30/23b (60% equity); and
   o  Blocks 31/26b and 39/1b (60% equity).

Endeavour Energy was also awarded a non-operated 47.5% equity interest in Blocks 23/16e and 23/17b in the Central North Sea. Other non-operated licenses and interests awarded include the following in the South Gas Basin of the North Sea:

   o  Blocks 42/10 and 42/15 (50% equity);
   o  Blocks 43/22, 43/23, 43/27b, 43/28 and 43/29 (25% equity); and
   o  Blocks 44/21c and 44/25b (25% equity).

These nine production licenses cover more than a half million acres, or approximately 2,160 square kilometers. Of these production licenses, four licenses covering eight blocks were granted under traditional terms that require Endeavour Energy to fulfill a work program within four years from the date of the award. The remaining five licenses covering 10 blocks are under "promote" terms that require Endeavour Energy to pay reduced license fees for a two-year period as exploratory evaluations are conducted.

We are also considering other opportunities in the United Kingdom sector of the North Sea, including possible farm-ins to existing licenses. In addition, in September 2004, we were pre-qualified as a licensee on the Norwegian Continental Shelf by the Ministry of Petroleum and Energy in Norway. This qualification process evaluates the competency of a company from a financial, technical and organizational perspective to participate in exploration and production activities on the Norwegian Continental Shelf. Our qualification makes us one of approximately 20 active companies qualified as an operator or licensee in Norway as of the date of this prospectus.

Through a limited liability company in which we hold an interest, we have an interest in the Phu Horm Gas Field Project, an onshore gas discovery in northern Thailand. In May 2004, the Phu Horm Project was approved as a Production Area by the Thailand Department of Mineral Fuels. Drilling of two additional appraisal wells commenced during the second quarter of 2004, which are expected to be completed in the fall of 2004. Engineering, design and permitting for the gas production facilities for the project are continuing at this time. A gas sales agreement is in place to provide gas to the existing Nam Phuong power plant. First gas sales are expected to commence from the Phu Horm Project in early 2006. In addition, we have interests in two exploration licenses in proximity to the Phu Horm Project which have certain work commitments and obligations.

As used in the Prospectus, unless the context otherwise requires, references to the "Company", "Endeavour", "we", "us" or "our" mean Endeavour International Corporation, its subsidiaries and its interests in other entities. Our common stock is traded on the American Stock Exchange under the symbol "END." Our principal executive offices are located at 1001 Fannin Street, Suite 1700, Houston, Texas 77002 and our telephone number is 713-307-8772. Our website is www.endeavourcorp.com.


               PRELIMINARY NOTE AND CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

This prospectus and our documents filed with the Securities and Exchange Commission and incorporated by reference in this prospectus include or may contain certain forward-looking statements. The words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," and similar expressions used in this Report are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the caption "Risk Factors" below that we believe could cause actual results or events to differ materially from the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint venture or investments we may make.


                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Endeavour maintains an Internet site at http://endeavourcorp.com.

We have filed a registration statement with the Commission on Form S-8 (including any amendments thereto, known as the registration statement) under the Securities Act of 1933 with respect to the shares of common stock offered by the selling stockholders hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about our common stock and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is herby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been previously filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated herein by reference:

   1) Our annual report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-33439).
   2) Our quarterly reports on Form 10-Q for the quarters ended March 31, 2004 (File No. 000-33439) and June 30, 2004 (File No. 001-32212).
   3) Our current reports on Form 8-K filed on February 27, 2004, March 1, 2004, May 4, 2004 (each, File No. 000-33439), July 12, 2004, August 25, 2004,
      September 14, 2004, September 21, 2004 (each, File No. 001-32212) and Form 8-K/A filed on April 2, 2004 (File No. 000-33439). Our Form 8-K filed July 12, 2004 contains restated audited financial statements for the years ended December 31, 2003 and 2002 and the period from January 13, 2000 (Inception) through December 31, 2003 to reflect the adoption of the full cost method of accounting for oil and gas properties.
   4) The description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004 (File No. 001-32212), and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding information in the documents that is deemed not to be filed) subsequent to the date of this prospectus and prior to the completion or termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of each such document. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to H. Don Teague, Executive Vice President, Administration & General Counsel, at 1001 Fannin, Suite 1700, Houston, Texas 77002, or at (713) 307-8700.


                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes, before deciding to invest in our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of the offered securities could decline and you could lose all or part of the money you paid to buy our common stock.

WE HAVE HAD OPERATING LOSSES AND LIMITED REVENUES TO DATE AND DO NOT EXPECT TO BE PROFITABLE IN THE FORESEEABLE FUTURE.

We have been operating at a loss each year since our inception, and we expect to continue to incur substantial losses for the foreseeable future. Net loss applicable to common stockholders for the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002 was $15 million, $41 million and $5 million, respectively. We also have had limited revenues to date. Revenues for the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002 were $8,000, $27,000 and $16,000, respectively. Further, we may not be able to generate significant revenues in the future. In addition, we expect to incur substantial expenditures in connection with our oil and gas exploration activities. As a result, we expect to continue to experience negative cash flow for the foreseeable future and cannot predict when, or if, we might become profitable.

IF WE ARE UNABLE TO GENERATE ADDITIONAL FINANCING, WE WILL NOT BE ABLE TO ADEQUATELY FUND OUR EXISTING DEVELOPMENT AND EXPLORATION PROJECTS, ACQUIRE ADDITIONAL OIL AND GAS INTERESTS, OR MAINTAIN OUR RIGHTS IN SUCH PROJECTS.

We may not have an adequate amount of financial resources to adequately fund our development and exploration projects on a long-term basis. Since we currently are not a majority owner or operator of any of our projects, we cannot control the timing or amount of expenditures associated with a particular project. In the past, we have relied on the sale of our debt and equity securities to fund the acquisition, exploration and development of our petroleum properties. To continue funding these projects and to have the ability to fund additional projects, we will need to raise additional capital. We cannot assure you that additional funding will be available to us for exploration and development of our projects or to fulfill our obligations under any agreements. We also cannot assure you that we will be able to generate sufficient operating cash flow or obtain adequate financing in the future or that the terms of any such financing will be favorable. Failure to generate such additional operating cash flow or obtain such additional financing could result in delay, postponement or cancellation of further exploration and development of our projects or the loss of our interest in such properties.

ACQUIRING INTERESTS IN PROPERTIES FOR OIL AND NATURAL GAS EXPLORATION IS SPECULATIVE IN NATURE AND MAY NOT EVER RESULT IN OPERATING REVENUES OR PROFITS.

We cannot assure you that we will discover oil and gas in commercial quantities in any of our current properties or properties we acquire in the future. Our success depends upon our ability to acquire working and revenue interests in properties upon which gas and oil reserves are ultimately discovered. We expect to ultimately derive the cash flow necessary to fund our operations from the oil and gas produced from our producing properties and/or the sale of our properties. As of the date hereof, none of our properties has generated significant operating revenues.

WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO ACQUIRE LICENSE INTERESTS ON TERMS THAT WILL PERMIT US TO SUCCESSFULLY EXPLOIT THE NORTH SEA SEISMIC DATA.

One of our primary assets is a state-of-the-art 3D seismic database in the UK and Norwegian sectors of the North Sea. We do not own any licenses or other interests in any of the properties to which the seismic data relates. In order to exploit the potential of such data, we will have to acquire interests in such properties. We cannot assure you that we will be able to acquire such rights, if at all, on economic terms that will permit us to realize earnings.

IN THE EVENT WE ARE UNABLE TO IDENTIFY ADDITIONAL GAS AND OIL PROSPECTS IN WHICH WE CAN ACQUIRE AN INTEREST AT AN AFFORDABLE PRICE, WE MAY NOT BE ABLE TO SUSTAIN OUR GROWTH RATE AND ABILITY TO SPREAD RISK.

One element of our strategy is to continue to grow and spread risk through selected acquisitions of licenses or other ownership interests in gas and oil prospects. If we are unable to execute this aspect of our strategy in a timely manner, we may not be able to manage our risks and our operations may be adversely affected. We cannot assure you that:

   o we will be able to identify desirable gas and oil prospects and acquire licenses or other ownership interests in such prospects at a desirable price;
   o any of our currently planned or future acquisitions of ownership interests in gas and oil prospects will include prospects that may result in the discovery of proven gas or oil reserves;
   o we will have the ability to develop such discoveries which contain proven gas or oil reserves to the point of commercial production;
   o we will have the financial ability to consummate additional acquisitions of ownership interests in gas and oil prospects or to develop the prospects which we acquire to the point of production; or

   o that we will be able to consummate such additional acquisitions on terms favorable to us.

MARKET FLUCTUATIONS IN THE PRICES OF OIL AND GAS COULD ADVERSELY AFFECT THE PRICE AT WHICH WE CAN SELL GAS OR OIL DISCOVERED ON OUR LICENSED PROPERTIES.

Market fluctuations in the prices of oil and gas can adversely affect the price that we can sell gas and oil discovered on our licensed properties. In recent decades, there have been periods of both worldwide over-production and underproduction of hydrocarbons and periods of both increased and relaxed energy conservation efforts. These conditions have resulted in periods of excess supply and/or reduced demand for crude oil and for natural gas. These periods have been followed by periods of short supply and/or increased demand for crude oil and natural gas. The excess or short supply of natural gas and crude oil has placed pressures on prices and has resulted in dramatic price fluctuations, even during relatively short periods of seasonal market demand. We cannot predict with any degree of certainty future oil and natural gas prices. Changes in oil and natural gas prices may significantly affect our revenues, operating results and profitability and the value of oil and gas reserves. We do not currently engage in any hedging program to mitigate our exposure to fluctuation in oil and gas prices.

LOWER OIL AND NATURAL GAS PRICES MAY CAUSE US TO RECORD CEILING TEST
IMPAIRMENTS.

We use the full cost method of accounting for oil and gas operations. Accordingly, we capitalize the cost to acquire, explore and develop oil and natural gas properties. Under the full cost method, all acquisition, exploration and development costs, including certain directly related employee costs and a portion of interest expense, incurred for the purpose of finding oil and gas are capitalized. Where proved reserves are established, capitalized costs are limited on a country-by-country basis (the ceiling test). The ceiling test is calculated as the sum of the present value of future net cash flows related to estimated production of proved reserves, using end-of-the-current-period prices, discounted at 10%, plus the lower of cost or estimated fair value of unproved properties, all net of expected income tax effects. Under the ceiling test, if the capitalized cost of a full cost pool exceeds the ceiling limitation, the excess is charged as an impairment expense. This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity. The risk that we will be required to impair the carrying value of oil and natural gas properties increases when oil and natural gas prices are low or volatile. In addition, impairments may occur if we experience substantial downward adjustments to estimated proved reserves.

THE OIL AND GAS EXPLORATION INDUSTRY IS EXTREMELY COMPETITIVE, WHICH MAY ADVERSELY AFFECT OUR PROFITABILITY.

The oil and gas industry is intensely competitive and we compete with other companies that have longer operating histories and greater financial and other resources than we do. Many of these companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market petroleum and other products on a worldwide basis. These competitors can sustain longer periods of reduced prices of gas and oil and may also be in a better position to outbid us to purchase particular interests in oil and gas properties.

OUR ABILITY TO PRODUCE SUFFICIENT QUANTITIES OF OIL AND GAS FROM OUR PROPERTIES MAY BE ADVERSELY AFFECTED BY A NUMBER OF FACTORS OUTSIDE OF OUR CONTROL. IF WE ARE UNABLE TO PRODUCE OIL AND/OR GAS FROM OUR PROPERTIES IN COMMERCIAL QUANTITIES, OUR OPERATIONS WILL BE SEVERELY AFFECTED.

Our business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that the wells, although productive, do not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids, or other conditions may substantially delay or prevent completion of any well. This could result in a total loss of our investment in a particular property. Adverse weather conditions can also hinder operations. A productive well may become uneconomic if water or other deleterious substances are encountered which impair or prevent the production or marketing of oil and/or gas from the well. As with any petroleum property, there can be no assurance that oil and gas will be produced from the properties in which we have interests. In addition, the marketability of oil and gas which may be acquired or discovered is affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, allowable production and environmental protection. We cannot predict how these factors will adversely affect our business.

WE INTEND TO OPERATE IN FOREIGN COUNTRIES AND WILL BE SUBJECT TO POLITICAL, ECONOMIC AND OTHER UNCERTAINTIES.

Through our subsidiary PHT Partners, L.P. we currently have interests in the Kingdom of Thailand. We also intend to commence significant operations in the North Sea and we may expand international operations to other countries or regions in the future. International operations are subject to political, economic and other uncertainties, including:

   o the risk of war, acts of terrorism, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

   o taxation policies, including royalty and tax increases and retroactive tax claims;

   o exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

   o laws and policies of the United States affecting foreign trade, taxation and investment; and

   o the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

Foreign countries have occasionally asserted rights to land, including oil and gas properties, through border disputes. If a country claims superior rights to oil and gas leases or concessions granted to us by another country, our interests could be lost or decreased in value. Various regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. This could adversely affect our interests. We will seek to manage these risks by, among other things, concentrating international exploration efforts in areas where the Company believes that the existing government is favorably disposed towards United States exploration and production companies.

IF THE OPERATOR OF A PROSPECT IN WHICH WE PARTICIPATE DOES NOT MAINTAIN OR FAILS TO OBTAIN ADEQUATE INSURANCE, OUR INTEREST IN SUCH PROSPECT COULD BE MATERIALLY AND ADVERSELY AFFECTED.

Oil and gas operations are subject to particular hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage and destruction of property and equipment, pollution or environmental damage and suspension of operations.

We are not currently an operator of oil and gas properties. In the projects in which we own a non-operating interest directly or own an equity interest in a limited partnership which in turn owns a non-operating interest, the operator for the prospect maintains insurance of various types to cover our operations with policy limits and retention liability customary in the industry. We believe the coverage and types of insurance are adequate. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

THE COST OF DECOMMISSIONING IS UNCERTAIN.

As a result of our business strategy, we may incur obligations to decommission certain structures in the North Sea. To date there is little experience of removing oil and gas structures in the North Sea. Fewer than 10% of the 400 structures put in place have been removed and these were small steel structures and sub sea installations in the shallower waters of the Southern North Sea. Certain groups have been set up to study issues relating to decommissioning and how the costs will be borne. Because the experience is limited, it is difficult to predict the costs of any future decommissions for which we might become obligated.

OUR FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD RESULT IN SIGNIFICANT FINES AND/OR PENALTIES AND OUR COST OF COMPLIANCE WITH SUCH REGULATIONS COULD RESULT IN LARGE EXPENSES, EITHER OF WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS.

Our operations are subject to a variety of local, national and international laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and gas related products.

Some environmental protection laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for acts which were in compliance with all applicable laws at the time the acts were performed. Changes in the environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in substantial costs and liabilities to us. Therefore, we may incur significant environmental compliance costs in the future.

OUR FAILURE TO COMPLY WITH VARIOUS LEVELS OF GOVERNMENTAL REGULATIONS TO WHICH WE ARE SUBJECT COULD RESULT IN SIGNIFICANT FINES AND/OR PENALTIES AND OUR COST OF COMPLIANCE WITH SUCH REGULATIONS COULD RESULT IN LARGE EXPENSES, EITHER OF WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS.

Oil and gas exploration, development and production are subject to various types of regulation by local and national governments. Regulations and laws affecting the oil and gas industry are comprehensive and are under constant review for amendment and expansion. These regulations and laws carry substantial penalties for failure to comply.

The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, adversely affects our profitability.

WE ARE DEPENDENT ON OUR EXECUTIVE OFFICERS AND NEED TO ATTRACT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL.

Our future success depends in large part on the service of William L. Transier and John N. Seitz, both of whom have substantial experience in the oil and gas industry. If either were to resign it could have a material adverse effect on our business, operating results and financial condition. While we have employment agreements with each of Mr. Transier and Mr. Seitz, there can be no assurance that such agreements will be enforceable in all circumstances, that we will have the resources to enforce such agreements or that we will have the ability to retain their services due to resignation or otherwise. Further, we do not intend to maintain key-person life insurance on either Mr. Transier or Mr. Seitz. Our future success also depends upon our ability to attract, assimilate and retain highly qualified technical and other management personnel. There can be no assurance that we will continue to attract, assimilate and retain key personnel, and the failure to do so will have a material adverse effect on our business, operating results and financial condition.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTERESTS DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We may in the future issue our previously authorized and unissued securities which will result in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 150,000,000 shares of common stock and 5,308,074 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. As of October 5, 2004, we have 69,375,176 shares of common stock issued and outstanding, 19,714 shares of Series B Preferred Stock issued and outstanding, and outstanding options and warrants to purchase an additional 6,335,000 shares of our common stock. We also have additional shares available for grant under the Company's 2004 Incentive Plan. Issuance of these shares of common stock may substantially dilute the ownership interests of our existing stockholders. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock that in turn will require us to issue additional shares to raise funds through sales of our securities. We may also issue additional shares of our stock in connection with hiring and compensating personnel, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes. This would further dilute the interests of our existing stockholders.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and therefore do not anticipate paying any dividends in the foreseeable future.

THE TRADING PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors, including the risk factors set forth herein, as well as our operating results, financial condition, drilling activities, general conditions in the oil and gas exploration and development industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have an extremely negative effect on the market price of our common stock.

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK.

Our common stock is trading on the American Stock Exchange. Historically, there has not been an active trading market for significant volumes of our common stock. We are not certain that an active trading market for significant volumes of our common stock will develop, or if such a market develops, that it will be sustained.

THE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR CURRENT AND FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

A significant number of shares of our common stock will become eligible for sale for the first time pursuant to this prospectus. In addition, our previously filed registration statement on Form S-3 covering the resale of up to 40,017,525 of our common shares was declared effective on September 17, 2004. Other shares of common stock currently outstanding will become available for sale in the future upon expiration of existing restrictions on sale or upon the filing of registration statements. The availability for sale of these shares could materially adversely affect the market price of our common stock.

IF WE ARE UNABLE TO FULFILL COMMITMENTS UNDER ANY OF OUR LICENSES, WE WILL LOSE OUR INTEREST IN SUCH LICENSE WHICH WILL RESULT IN THE LOSS OF OUR ENTIRE INVESTMENT IS SUCH LICENSE.

Our ability to retain licenses in which we obtain an interest will depend on our ability to fulfill the commitments made with respect to each license. We cannot assure you that we or the other participants in projects will have the financial ability to fund the potential commitments.

OUR OPERATIONS ARE EXTREMELY DEPENDENT ON OTHER COMPANIES AND OTHER SERVICE PROVIDERS OVER WHICH WE HAVE NO CONTROL.

While we have certain exploration and operations personnel, we may also rely upon the services of external geologists, geophysicists, engineers and other scientists to assist in the exploration and analysis of our prospects to determine a method in which the prospects may be developed in a cost-effective manner. In addition, we rely upon the owners and operators of oil rigs and drilling equipment to drill and develop our prospects to production. If any of these relationships with third party service providers are terminated or are unavailable on terms that are favorable to us, then we will not be able to execute our business plan.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders under this prospectus.


                            THE SELLING STOCKHOLDERS

The selling stockholders may sell up to 8,531,250 shares of our common stock pursuant to this prospectus (including up to 1,760,000 shares issuable upon the exercise of outstanding options, up to 3,168,125 outstanding shares that are restricted and subject to vesting before they may be sold, up to 28,051 shares of common stock issued to our non-employee directors under the Plan in lieu of compensation for services as a director, and up to 3,575,074 shares of our common stock that may subsequently be issued to our affiliates pursuant to future grants under the Plan). The following table sets forth certain information known to us concerning each of the selling stockholders. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. See "Plan of Distribution."

                                                                            Number of                       Percentage
                                                           Shares of        Shares of       Shares of        of Shares
                                                         Common Stock        Common        Common Stock      of Common
                                                         Beneficially         Stock        Beneficially     Stock Owned
                                                         Owned Before        Offered       Owned Follow        After
Name                                                      Offering (1)      Hereby (1)     Offering (2)     Offering (2)
----                                                     -------------      ----------     -------------    ------------
William L. Transier (3)                                      6,093,750         750,000         5,343,750            7.8%
John N. Seitz (4)                                            6,093,750         750,000         5,343,750            7.8%
Bruce H. Stover (5)                                            837,500         987,500           250,000               *
Michael D. Cochran (6)                                         687,500         687,500           250,000               *
Ronald A. Bain (7)                                             556,250         506,250           250,000               *
H. Don Teague (8)                                              325,000         575,000                 -               *

                                                                            Number of                       Percentage
                                                           Shares of        Shares of       Shares of        of Shares
                                                         Common Stock        Common        Common Stock      of Common
                                                         Beneficially         Stock        Beneficially     Stock Owned
                                                         Owned Before        Offered       Owned Follow        After
Name                                                      Offering (1)      Hereby (1)     Offering (2)     Offering (2)
----                                                     -------------      ----------     -------------    ------------
Robert K. Reeves (9)                                           193,750          18,750           175,000               *
John B. Connally III (10)                                      280,654          50,654           250,000               *
Andrew Cochran (11)                                            168,750         118,750            50,000               *
Robert L. Thompson (12)                                        150,000         250,000                 -               *
Barry J. Galt (13)                                              76,743          46,743            50,000               *
Nancy K. Quinn (14)                                             43,154          50,654            12,500               *
Fiona Goodfellow (15)                                           36,250          36,250                 -               *
Michael Neese (16)                                              35,125          35,125                 -               *
Catherine L. Stubbs (17)                                        33,000          33,000                 -               *
S. Lynn Willis (18)                                             39,025          27,500            11,525               *
Janice White (19)                                               15,000          15,000                 -               *
Debra Bearden (20)                                              10,000          10,000                 -               *
Aimee Stadtfeld (21)                                             7,500           7,500                 -               *

*    Less than 1%, based on 69,375,176 shares outstanding on October 5, 2004.

(1) Ownership is determined as of October 5, 2004 and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors, which we cannot predict at this time.

(2) Assumes all the shares offered hereby are sold to persons who are not affiliates of the selling stockholders and the selling stockholders sell no other shares they beneficially own.

(3) Mr. Transier is the Co-Chief Executive Officer of the Company. Mr. Transier is the trustee of the Lighthouse Bypass Trust but has no economic interest in 12,500 shares owned by the Lighthouse Bypass Trust and disclaims beneficial ownership of such shares. The shares offered by Mr. Transier include 250,000 shares of restricted common stock that vest on January 1, 2005, 250,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007, and 250,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007. Pursuant to the terms of a lock-up agreement dated February 26, 2004, Mr. Transier has agreed to certain restrictions on the sale of shares beneficially owned by him for a one-year period.

(4) Mr. Seitz is the Co-Chief Executive Officer of the Company. The shares offered by Mr. Seitz include 250,000 shares of restricted common stock that vest on January 1, 2005, 250,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007, and 250,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005,

     January 1, 2006 and January 1, 2007. Pursuant to the terms of a lock-up agreement dated February 26, 2004, Mr. Seitz has agreed to certain restrictions on the sale of shares beneficially owned by him for a one-year period.

(5) Mr. Stover is the Executive Vice President Operations and Business Development of the Company. The shares offered by Mr. Stover include 87,500 shares of restricted common stock that vest on January 1, 2005, 500,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007, and 400,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007. Pursuant to the terms of a lock-up agreement dated February 26, 2004, Mr. Stover has agreed to certain restrictions on the sale of shares beneficially owned by him for a one-year period.

(6) Michael D. Cochran is Executive Vice President Exploration of the Company. The shares offered by Michael D. Cochran include 87,500 shares of restricted common stock that vest on January 1, 2005, 350,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007, and 250,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007. Pursuant to the terms of a lock-up agreement dated February 26, 2004, Mr. Cochran has agreed to certain restrictions on the sale of shares beneficially owned by him for a one-year period.

(7) Mr. Bain is Vice President of Geosciences of the Company. The shares offered by Mr. Bain include 56,250 shares of restricted common stock that vest on January 1, 2005, 250,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007, and 200,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007. Pursuant to the terms of a lock-up agreement dated February 26, 2004, Mr. Bain has agreed to certain restrictions on the sale of shares beneficially owned by him for a one-year period.

(8) Mr. Teague is Executive Vice President, Administration, General Counsel and Secretary of the Company. The shares offered by Mr. Teague include 75,000 shares of restricted common stock that vest on January 1, 2005, 250,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007, and 250,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(9) Mr. Reeves was Executive Vice President, Administration, General Counsel and Secretary of the Company until March 2004. The shares offered by Mr. Reeves consist of 18,750 shares of restricted common stock that vest on January 1, 2005.

(10) Mr. Connally is a director of the Company. The shares offered by Mr. Connally include 20,000 shares of restricted common stock that vest on January 1, 2005 and 20,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(11) Andrew Cochran is Manager Exploration New Ventures of the Company. The shares offered by Andrew Cochran include 43,750 shares of restricted common stock that vest on January 1, 2005 and 75,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(12) Mr. Thompson is Vice President, Chief Accounting Officer of the Company. The shares offered by Mr. Thompson include 50,000 shares of restricted common stock that vest on January 1, 2005, 100,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007, and 100,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(13) Mr. Galt is a director of the Company. The shares offered by Mr. Galt include 20,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007 and 20,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(14) Ms. Quinn is a director of the Company. The shares offered by Ms. Quinn include 20,000 shares of restricted common stock that vest on January 1, 2005 and 20,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(15) Ms. Goodfellow is Senior Geophysicist of the Company. The shares offered by Ms. Goodfellow include 30,000 shares of restricted common stock that vest on January 1, 2005 and 6,250 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(16) Mr. Neese is Senior Geophysicist of the Company. The shares offered by Mr. Neese include 10,125 shares of restricted common stock that vest on January 1, 2005 and 25,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(17) Ms. Stubbs is Director of Financial Control and Assistant Secretary of the Company. The shares offered by Ms. Stubbs include 8,000 shares of restricted common stock that vest on January 1, 2005 and 25,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(18) Ms. Willis is Director, Accounting & Financial Analysis of the Company. The shares offered by Ms. Willis include 12,500 shares of restricted common stock that vest on January 1, 2005 and 15,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(19) Ms. White is a consultant providing services to the Company. The shares offered by Ms. White consist of 15,000 shares of restricted common stock that vest on January 1, 2005.

(20) Ms. Bearden is Executive Assistant of the Company. The shares offered by Ms. Bearden consist of 10,000 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.

(21) Ms. Stadtfeld is Executive Assistant of the Company. The shares offered by Ms. Stadtfeld consist of 7,500 shares of restricted common stock that vest one-third on each of January 1, 2005, January 1, 2006 and January 1, 2007.


Except as indicated above, no selling stockholder has within the past three years had any position, office or other material relationship with the Company or any of its predecessors or affiliates.


                              PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchased of common stock to be made directly or through agents. This prospectus covers the resale of shares of our common stock by the selling stockholders. As used in this prospectus, "selling stockholders" includes holders of shares of our common stock received from a selling stockholder after the date of this prospectus and who received such shares by gift or by other transfer by such selling stockholder to an immediate family member of such stockholder, by will or through operation of the laws of descent and distribution, and their respective administrators, guardians, receivers, executors or other persons acting in a similar capacity.

The common stock may be sold from time to time to purchasers:

   o directly by the selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors; or
   o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and "underwriters" within the meaning of the Securities Act of 1933 will be subject to prospectus delivery requirements of the Securities Act of 1933. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.

The common stock may be sold in one or more transactions at:

   o  fixed prices;
   o  prevailing market prices at the time of sale;
   o  prices related to such prevailing market prices;
   o  varying prices determined at the time of sale; or
   o  negotiated prices.

These sales may be effected in transactions:

   o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;
   o  in the over-the-counter market;
   o otherwise than on such exchanges or services or in the over-the-counter market;
   o through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or
   o  through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock.

At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling stockholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

We cannot be certain that any selling stockholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Securities Exchange Act of 1934. The Securities Exchange Act of 1934 rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed to pay substantially all expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

On February 26, 2004, William L. Transier, John N. Seitz, Bruce H. Stover, Michael D. Cochran and Ronald A. Bain signed one-year lock-up agreements covering each individual's respective shares of the Company's common stock. These lock-up agreements impose certain restrictions on the sale of such shares for a period of one year.

                                  LEGAL MATTERS

Certain legal matters in connection with the common stock offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to by offering by their own legal counsel.

                                     EXPERTS

The consolidated financials statements of Endeavour International Corporation as of December 31, 2003 and 2002, and for each of the years then ended and the period from January 13, 2000 (Inception) through December 31, 2003, have been incorporated herein by reference in reliance upon the report of L J Soldinger and Associates LLC, independent certified public accountants, upon their authority as experts in accounting and auditing.

Effective April 29, 2004, the Audit Committee of the Board of Directors approved the engagement of KPMG LLP as the principal accountants to audit our financial statements.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                 ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been previously filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated herein by reference:

   1) Our annual report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-33439).
   2) Our quarterly reports on Form 10-Q for the quarters ended March 31, 2004 (File No. 000-33439) and June 30, 2004 (File No. 001-32212).
   3) Our current reports on Form 8-K filed on February 27, 2004, March 1, 2004, May 4, 2004 (each, File No. 000-33439), July 12, 2004, August 25, 2004,
      September 14, 2004, September 21, 2004 (each, File No. 001-32212) and Form 8-K/A filed on April 2, 2004 (File No. 000-33439). Our Form 8-K filed July 12, 2004 contains restated audited financial statements for the years ended December 31, 2003 and 2002 and the period from January 13, 2000 (Inception) through December 31, 2003 to reflect the adoption of the full cost method of accounting for oil and gas properties.
   4) The description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004 (File No. 001-32212), and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding information in the documents that is deemed not to be filed) subsequent to the filing date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of each such document.

                        ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

                 ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

                ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Amended and Restated Articles of Incorporation provide that no officer or director of the Company will be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, other than (1) for acts or omissions that involve intentional misconduct, fraud or knowing violations of law or (2) the unlawful payment of a distribution. In addition, the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Company will indemnify the Company's officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law. In addition, the Company may also enter into agreements with any officer or director and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them.

Nevada Revised Statutes ("NRS") Section 78.138 provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

NRS Section 78.7502 permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

NRS Section 78.751 permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. NRS 78.751 further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise. NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

                   ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Of the shares registered by this registration statement, 3,170,125 shares of our restricted common stock were issued to certain directors, officers, employees and consultants of the Company as inducement or incentive awards. Additionally, 28,051 shares of our common stock were issued to our non-employee directors in lieu of compensation for services as directors. These grants were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

                                ITEM 8. EXHIBITS

Exhibit Number    Description of Exhibit
--------------    ----------------------
4.1               Endeavour International Corporation (f/k/a Continental
                  Southern Resources, Inc.) 2004 Incentive Plan (incorporated by reference to Annex B to the Company's definitive proxy
                  statement filed July 21, 2004, File No. 001-32212).
4.2               Form of Restricted Stock Award Agreement (incorporated by
                  reference to Exhibit 10.39 to the Company's Form 10-KSB filed
                  March 30, 2004, File No. 000-33439).
5.1(*)            Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
23.1(*)           Consent of L J Soldinger Associates LLC.
23.2              Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
24.1              Power of Attorney (contained in signature page).

(*)  Filed herewith.

                              ITEM 9. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
          Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 6th day of October, 2004.

Endeavour International Corporation


By:  /s/ Robert L. Thompson
   --------------------------------------------
     Robert L. Thompson
     Vice President, Chief Accounting Officer

                        POWER OF ATTORNEY AND SIGNATURES

Know all men by these presents, that each person whose signature appears below, constitutes and appoints William L. Transier, John N. Seitz and Robert L. Thompson, and each of them, our true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agents may deem necessary or advisable in order to enable Endeavour International Corporation to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act of
1933), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                              Title                      Date
             ---------                              -----                      ----
/s/ John N. Seitz                     Co-Chief Executive Officer          October 6, 2004
------------------------------------- and Director (Principal Executive
John N. Seitz                         Officer)


/s/ William L. Transier               Co-Chief Executive Officer          October 6, 2004
------------------------------------- and Director (Principal Executive
William L. Transier                   Officer)


/s/ Robert L. Thompson                Vice President, Chief               October 6, 2004
------------------------------------- Accounting Officer (Principal
Robert L. Thompson                    Accounting Officer)


/s/ John B. Connally III              Director                            October 6, 2004
-------------------------------------
John B. Connally III


/s/ Barry J. Galt                     Director                            October 6, 2004
-------------------------------------
Barry J. Galt


/s/ Nancy K. Quinn                    Director                            October 6, 2004
-------------------------------------
Nancy K. Quinn

                                  EXHIBIT INDEX

Exhibit Number    Description of Exhibit
--------------    ----------------------
4.1               Endeavour International Corporation (f/k/a Continental
                  Southern Resources, Inc.) 2004 Incentive Plan (incorporated by reference to Annex B to the Company's definitive proxy statement filed July 21, 2004, File No. 001-32212).

4.2 Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.39 to the Company's Form 10-KSB filed March 30, 2004, File No. 000-33439).

5.1(*) Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.

23.1(*)           Consent of L J Soldinger Associates LLC.

23.2              Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

24.1              Power of Attorney (contained in signature page).


(*)  Filed herewith.